Contact:
David Joseph
VP, Corporate Communications & Strategy
Audible, Inc.
+1 (973) 837-2824
djoseph@audible.com

AUDIBLE ANNOUNCES PRELIMINARY 2005 RESULTS

WAYNE, N.J., January 10, 2006 — Audible, Inc. (NASDAQ: ADBL; www.audible.com), the Internet’s leading provider of spoken-audio entertainment, information, and educational programming, today announced preliminary financial results for 2005.

Based on preliminary information and subject to customary end-of-year review and audit, Audible expects full year revenue for 2005 to range from $62 million to $64 million, versus prior guidance of $62 million to $65 million. Audible also expects to report a pre-tax loss for the year in the range of $1 million to $1.5 million, which is below its previously stated guidance of pre-tax income of $1.6 million to $2 million, in each case, exclusive of stock-based compensation expense of approximately $930,000.

“The fourth quarter was a major milestone for Audible, as we launched a new Web site and new membership plans that we consider key to our future growth and success. The site, however, launched considerably later than planned, and this impeded new customer acquisitions and revenue and, in turn, our gross profit,” stated Donald Katz, chairman and CEO of Audible. “The most important factor contributing to the loss was higher than anticipated marketing and operating expenses incurred during the quarter.”

“The good news is that we saw significantly lower churn rate for the quarter versus the third quarter and record traffic and sales at the end of December as the new Web site began to perform. This has continued into early January,” continued Mr. Katz. “We believe this momentum and our recently launched growth initiatives have us poised for success in 2006 and for many years to come.”

Mr. Katz is scheduled to present today at the Citigroup Entertainment, Media, and Telecommunications Conference in Phoenix, Arizona, at 4:30 p.m. (eastern time), which will include a discussion of this announcement. The presentation will be Webcast simultaneously at the audible.com Investor Relations Web site (www.audible.com/ir).

About Audible Inc.:

Audible (www.audible.com) is the leader in spoken audio information and entertainment on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 80,000 hours of audio programs from 270 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is the Apple iTunes Music Store's preeminent provider of spoken-word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken-word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Amazon.com, Apple Corp., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., XM Satellite Radio, PhatNoise Inc., Rio Audio, Creative Labs, Texas Instruments Inc., and VoiceAge Corporation.

Audible, audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.